EXHIBIT 10.2.59

Fashion Bug Retail Companies, LLC
450 Winks Lane
Bensalem, PA 19020

December 13, 2011

MaryEllen MacDowell

RE: Project Incentives

Dear MaryEllen,

As you are aware, Charming Shoppes, Inc. has announced the planned divestiture of its Fashion Bug business. It is possible, but not necessarily the case, that this process will result in the sale of Fashion Bug (the “Company”). The Company has determined that it is in the best interests of the Company to assure that the Company will have your continued dedication, assistance and objectivity, notwithstanding the possibility or occurrence of a sale of the Company, both in the performance of your regular job responsibilities as well as your assistance in the evaluation, exploration and closing of strategic alternatives for the Fashion Bug business (the “Project”). As a result, the Company believes that it is in the best interests of the Company to provide you with incentives to continue your employment and to motivate you to assist in the Project and to maximize the value of the Company. This letter explains the terms of those incentives.

1.Retention Bonus. In consideration of your continuing employment with the Company during the Project, as long as you have maintained continuous employment with the Company from today's date through the earlier to occur of (x) April 1, 2012 or (y) the date of closing on the sale of the Company (the “Closing Date”), and have satisfactorily performed your duties through such date, you will be entitled to receive a retention bonus of $125,000 (the “Retention Bonus”). The Retention Bonus will be paid regardless of whether or not the Project results in the sale of the Company, and will be paid within thirty (30) days of the earlier of the Closing Date or April 1, 2012. If your employment with the Company is terminated for Cause or you voluntarily leave the Company's employment prior to the earlier of the Closing Date or April 1, 2012, you will not be entitled to this Retention Bonus. If the Company terminates your employment without Cause prior to the earlier of the Closing Date or April 1, 2012, you will be entitled to the full Retention Bonus which will be paid within thirty (30) days after termination of your employment.

For purposes of this letter, “Cause” shall mean (i) your violation of any policies of the Company (including, without limitation, the Company's Business Conduct Policy), (ii) your violation of the non-disclosure agreement you entered into with respect to the Project, (iii) your failure to satisfactorily perform your duties; or (iv) your failure to be positively engaged and present when necessary throughout the Project including your failure to provide assistance in the Project as requested by the Company.

2.Project Success Incentive. In addition to the Retention Bonus, in the event the Closing Date occurs on or before April 1, 2012 and you have maintained continuous employment with the Company from today's date through the Closing Date (and have satisfactorily performed your duties through such Closing Date) you will be entitled to receive a Project Success Incentive of Two Hundred Fifty Thousand Dollars ($250,000.00). The Company will pay the Project Success Incentive within ninety (90) days after the Closing Date. If you are no longer employed with the Company for any reason prior to the Closing Date, or if the Closing Date does not occur on or before April 1, 2012, you will not be entitled to the Project Success Incentive.

3.    Additional Incentive. If the Company is sold and you are employed by the Company on the Closing Date, special vesting provisions apply under the Charming Shoppes, Inc. 2004 Stock Award and Incentive Plan and 2010 Stock Award and Incentive Plan and the agreements evidencing the grants or awards thereunder (collectively, the “2004 and 2010 Plans”). Because the Company will no longer be affiliated with Charming Shoppes, Inc. after the sale, all individuals employed by the Company on the Closing Date are considered to have an “involuntary termination of employment” on the Closing Date for purposes of the 2004 and 2010 Plans. For some awards under the 2004 and 2010 Plans, involuntary termination of employment accelerates vesting in part. Depending on when the Closing Date occurs, these special vesting provisions may or may not provide for additional partial vesting of your awards. The additional incentive payment under this Section 3 is a cash payment that is intended to make-up for your awards that will not otherwise vest in accordance with their terms as a result of the sale of the Company and your resultant involuntary termination of employment.

This Section 3 does not affect the terms of any Stock Appreciation Rights (“SARS”) or Restricted Stock Unit Grants (“RSUS”) that have previously vested and are outstanding on the Closing Date.

If the Closing Date occurs on or before April 1, 2012 and you have maintained continuous employment with the Company from today's date through the Closing Date (and have satisfactorily performed your duties through such date), you will be entitled to the following additional cash payments (the “Additional Incentive”), payable within ninety (90) days after the Closing Date:

a. With respect to all unvested SARS which will not vest under the terms of your SARS agreement as a result of the sale of the Company and your resultant involuntary termination of employment, (the “Applicable SARS”), the Company shall pay you an amount equal to the number of Applicable SARS multiplied by the positive difference, if any, between (x) the closing price of Charming Shoppes stock on the second trading day after the public announcement of the Closing on the Project and (y) the base price (strike price) of the Applicable SARS.

b. With respect to all unvested RSUS which will not vest under the terms of your RSUS agreement as a result of the sale of the Company and your resultant involuntary termination of employment, (the “Applicable RSUS”), the Company shall pay you an amount equal to (x) the number of Applicable RSUS multiplied by (y) the closing price of Charming Shoppes stock on the second trading day occurring after the public announcement of the Closing on the Project.

c. With respect to all unpaid Long Term Incentive Plan (“LTIP”) cash payments which have not vested as of the Closing Date, the Company shall pay you an amount equal to such LTIP cash. All payments of LTIP cash under this Section 5c. shall be in lieu of any other LTIP cash payments. There shall be no duplication of LTIP payments hereunder.

If the Closing Date does not occur on or before April 1, 2012, or your employment is terminated prior to the Closing Date, you shall not be entitled to the Additional Incentive, and your SARS, RSUS, and LTIP cash payments will be continue to be governed in accordance with their terms.

4.    Annual Incentive Plan. Your Annual Incentive Plan bonus for the Plan Year ending January 31, 2012, if any, will be paid under the ordinary terms of the Annual Incentive Plan program.

5.    Ratification of Severance Agreement. Nothing herein is intended to modify any provision of the Severance Agreement between you and the Company dated as of January 21, 2009 and executed May 5, 2010 which governs the terms of severance and other incentive plans. Rather the Retention Bonus, Project Success Incentive and Additional Incentive are in addition to the benefits set forth in the Severance Agreement and are special incentives in connection with the Project.

6.     At-Will Employment. This letter does not constitute a contract of employment and does not guarantee or imply any right to continued employment for any period whatsoever. This letter does not impose on you any obligation to remain as an employee, or impose on the Company any obligation (i) to retain you as an employee, or (ii) to change the Company's policies regarding termination of employment. The Company and you acknowledge that your employment is and shall continue to be at-will, as defined under applicable law.

7.    Entire Agreement. This letter is the entire agreement between you and the Company with respect to the matters set forth herein in connection with the Project and the Company and you agree there are no other promises. All payments made pursuant to this letter will be subject to withholding of applicable income and employment taxes.

By signing this letter you agree to the above terms.

Employee:

/S/ MARYELLEN MACDOWELL
MaryEllen MacDowell

Fashion Bug Retail Companies, LLC

By:/S/ ERIC M. SPECTER
Name: Eric M. Specter
Title: Vice President

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